JOHN A. BRADEN & COMPANY, P.C.

Members of the Texas Society of	Certified Public Accountants	Members of the American Institute
Certified Public Accountants	Members or PCP5 & SECPS	of Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement on Form S-8 of Calypso Wireless Inc. and to the incorporation by reference therein of our report dated June 6, 2006 with respect to the consolidated financial statements of Calypso Wireless Inc. as of December 31, 2005 and for the year ended December 31, 2005 included in the Annual Report on Form 10-K, as amended, of Calypso Wireless Inc. for the fiscal year ended December 31, 2005.

Houston, Texas
November 8, 2006

Tel. 281 • 873 • 5005  •  Fax 281 • 873 • 5383  •  12941 Interstate 45 North  •  Suite 422  •  Houston, Texas 77060

The CPA. Never Underestimate The Value.